Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 9, 2021

Relating to Preliminary Prospectus dated September 9, 2021

Registration No. 333-259061

DiCE Molecules Holdings, LLC

This free writing prospectus relates to the initial public offering of shares of common stock of DiCE Molecules Holdings, LLC (the “Company” or “we”). On September 9, 2021, the Company filed Amendment No. 2 to its Registration Statement on Form S-1 (Registration No.  333-259061) (the “Preliminary Prospectus”) relating to its initial public offering. The Preliminary Prospectus may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1645569/000119312521268271/d134346ds1a.htm

The following information updates the information contained in the Preliminary Prospectus. This free writing prospectus should be read together with the Preliminary Prospectus carefully, especially the “Risk Factors” section and the financial statements and related notes, before deciding to invest in these securities.

As described in the Preliminary Prospectus, in July 2021 we filed a Clinical Trial Application (“CTA”) with the Medicines and Healthcare Products Regulatory Agency (“MHRA”) in the United Kingdom for our lead therapeutic candidate, S011806, an oral antagonist of the pro-inflammatory signaling molecule, interleukin-17 (“IL-17”). On September 9, 2021, we received notice that the MHRA has accepted the CTA for S011806.

We have filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents we have filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters participating in this offering will arrange to send you, when available, copies of the Preliminary Prospectus, if you request it, by contacting BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, by telephone at (800) 294-1322, or by email at dg.prospectus_requests@bofa.com; SVB Leerink LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@svbleerink.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.